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                                                                       Exhibit 3


                   CERTIFICATE OF DESIGNATION, NUMBER, POWERS,
                    PREFERENCES AND RELATIVE, PARTICIPATING,
                          OPTIONAL AND OTHER RIGHTS OF
                            SERIES B PREFERRED STOCK
                                       OF
                                SEMX CORPORATION

     SEMX Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies that, pursuant to the provisions of Section 141 of the General Corporation Law of the State of Delaware, by a duly authorized committee of its Board of Directors, adopted the following resolution on June 1, 2000:

     WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate of Incorporation, as amended, to issue up to 1,000,000 shares of preferred stock in one or more Series and, in connection with the creation of any series, to fix by the resolutions providing for the issuance of shares the powers, designations, preferences and relative, participating, optional or other rights of the Series and the qualifications, limitations or restrictions thereof; and

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to such authority, to authorize and fix the terms and provisions of a series of preferred stock and the number of shares constituting such Series;

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized a series of preferred stock on the terms and with the provisions herein set forth on Annex A attached to this resolution.

                                             /s/ Gilbert D. Raker
                                             -----------------------------------
                                             Name: Gilbert D. Raker
                                             Title: Chairman, President and CEO

ATTEST:

/s/ Mark A. Koch
--------------------------------
Name:  Mark A. Koch
Title: Secretary

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
                                     ANNEX A

                            SERIES B PREFERRED STOCK

         The powers, designations, preferences and relative, participating, optional or other rights of the Series B Preferred Stock of SEMX Corporation (the "Corporation") are as follows:

     1.  DESIGNATION AND AMOUNT.

         This series of preferred stock shall be designated as "Series B Preferred Stock." The Series B Preferred Stock shall have $.10 par value per share. The number of authorized shares constituting this series shall be 100,000 shares. Shares of the Series B Preferred Stock shall have a stated value of $100.00 per share (the "Stated Value").

     2.  DIVIDENDS.

         (a) Right to Receive Dividends. Holders of the Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation (the "Board of Directors"), to the extent permitted by the General Corporation Law of the State of Delaware, cumulative dividends at the rate, in the form, at the times and in the manner set forth in this Section 2. Such dividends shall accrue on any given share from the date of issuance of such share and shall accrue from day to day at the rate specified in Section 2(c) below whether or not earned or declared.

         (b) Form of Dividend. All dividend payments made with respect to the Series B Preferred Stock shall be made in cash out of funds legally available for such purpose.

         (c) Dividend Rate. The dividend rate on the Series B Preferred Stock shall be 6% per annum (such rate, as applicable, the "Dividend Rate") of the Stated Value per share plus all accrued and unpaid dividends as of the most recent Dividend Payment Date (as defined below) (after giving effect to payments made on such date), subject to the following adjustments:

             (i) Upon the occurrence and during the continuance of any Triggering Event (as defined in Section 6 hereof) other than the failure to pay dividends on the Series B Preferred Stock as set forth in Section 6(b), the Dividend Rate shall be the lesser of (A)18% per annum or (B) the highest annual percentage rate then permissible by law or applicable regulations.

             (ii) If the Corporation at any time shall fail for a second time or a third time (which need not be consecutive) to pay any dividend on any Series B Preferred Stock on any Dividend Payment Date (including any unpaid dividends from previous Dividend Payment Dates) in accordance with this Section 2 for any reason, including but not limited to, that such payment is prohibited by applicable law or any loan document to which the Corporation is a party (including without limitation that certain Revolving


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

         Credit, Term Loan and Security Agreement dated November 1, 1999, among PNC Bank, National Association, the Corporation and certain of the Corporation's affiliates, as the same may be amended from time to time (the "PNC Loan Agreement")) or the Board of Directors elects not to declare or pay such dividend, and such failure shall not be cured within a period of 30 days after such Dividend Payment Date, then from and after such Dividend Payment Date through the date such failure is fully cured, the Dividend Rate shall be the lesser of (A) LIBOR (as defined below) plus 600 basis points or (B) the highest annual percentage rate then permissible by law or applicable regulations.

             For purposes of this Section 2(c), "LIBOR" shall mean the six month annual rate reported in the index called the "LONDON INTERBANK OFFERED RATES (LIBOR)" in The Wall Street Journal listing of "Money Rates"on the applicable Dividend Payment Date (or if The Wall Street Journal is not published on the such Dividend Payment Date, then on the last date it was published prior to such Dividend Payment Date).

             (iii) If the Corporation at any time shall fail for a fourth time or any additional times (which need not be consecutive) to pay any dividend on any Series B Preferred Stock on any Dividend Payment Date (including any unpaid dividends from previous Dividend Payment Dates) in accordance with this Section 2 for any reason, including but not limited to, that such payment is prohibited by applicable law or any loan document to which the Corporation is a party (including without limitation the PNC Loan Agreement) or the Board of Directors elects not to declare or pay such dividend, and such failure shall not be cured within a period of 30 days after such Dividend Payment Date, then from and after such Dividend Payment Date through the date such failure is fully cured, the Dividend Rate shall be the lesser of (A) LIBOR (as defined below) plus 1,300 basis points or (B) the highest annual percentage rate then permissible by law or applicable regulations.

             (iv) During any such period that the Corporation is obligated to pay an adjusted dividend rate under both Section 2(c)(i) and either
         Section 2(c)(ii) or (iii), then the Dividend Rate during the period of such concurrence shall be the higher of the two adjusted rates.

         (d) Payment of Dividends. Dividends shall be payable semi-annually in arrears, when and as declared by the Board of Directors, on March 31 and September 30 of each year, commencing September 30, 2000 (each such semiannual payment date, a "Dividend Payment Date"), except that if any such date is a Saturday, Sunday or legal holiday then such dividend shall be payable on the first immediately succeeding calendar day which is not a Saturday, Sunday or legal holiday. Dividends shall accrue on each share of Series B Preferred Stock from the date of issuance of such share and, after payment of a dividend as required hereunder, from and after each such Dividend Payment Date based on the number of days elapsed and a 365-day year. The dividend payable on the first Dividend

Payment Date with respect to any share of Series B Preferred Stock shall be the pro rata portion of the Dividend Rate based upon the number of days from and including the date of issuance, up to and including such first Dividend Payment Date and a 365-day year. Each dividend shall be paid to the holders of record of shares of the Series B Preferred Stock as they appear on the books of the Corporation on such record date, which record date shall be not more than 45 days nor fewer than 10 days preceding the respective Dividend Payment Date, as shall be fixed by the Board of Directors.

         (e) Dividend Preference. Dividends on the Series B Preferred Stock shall be payable before any dividends or distributions or other payments shall be paid or set aside for payment upon the common stock, $.10 par value, of the Corporation (the "Common Stock"), Series A Preferred Stock, $.10 par value, or any other stock ranking on liquidation or as to dividends or distributions junior to the Series B Preferred Stock (any such stock, together with the Common Stock and Series A Preferred Stock, being referred to hereinafter as "Junior Stock"), other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock (as defined below). If at any time dividends on the outstanding Series B Preferred Stock at the rate set forth herein shall not have been paid or declared and set apart for payment with respect to all preceding and current periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, before any dividend, distribution or payment shall be declared or paid upon or set apart for the shares of any other class or series of Junior Stock, other than a dividend, distribution or payment paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock. The term "Redeemable Stock" shall mean any equity security that by its terms or otherwise is required to be redeemed for cash at any time or is redeemable for cash at the option of the holder thereof at any time.

         If dividends on the Series B Preferred Stock are in arrears, in making any dividend payment on account of such arrears, the Corporation shall make payments ratably upon all outstanding shares of the Series B Preferred Stock.

     3.  LIQUIDATION PREFERENCE.

         In the event of any bankruptcy, liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, each holder of Series B Preferred Stock at the time thereof shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock or other Junior Stock by reason of their ownership of such stock, an amount per share of Series B Preferred Stock equal to the Stated Value plus any accrued and unpaid dividends to the date of liquidation. If the assets and funds legally available for distribution among the holders of Series B Preferred Stock shall be insufficient to permit the payment to the holders of the full aforesaid preferential amount, then the assets and funds shall be distributed ratably among holders of Series B Preferred Stock in proportion to the number of shares of Series B Preferred Stock owned by each holder. If the assets and funds of the Corporation available for distribution to stockholders upon any bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to permit the payment to holders of the full aforesaid preferential amount, the holders of Series B Preferred Stock shall share

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

ratably (and ratably as to cash, in-kind or other distributions) in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

     4.  VOTING RIGHTS.

         In addition to any voting rights provided elsewhere herein or in the Corporation's Certificate of Incorporation, as amended, as it may be further amended or restated from time to time (the "Certificate of Incorporation"), and any voting rights provided by law, for so long as Warrants have not been exercised with respect to more than 75% of the total number of shares of Common Stock issuable upon the exercise of all the initially issued Warrants (as adjusted for stock splits, reverse stock splits, stock dividends and similar events), holders of shares of Series B Preferred Stock shall have the following voting rights:

         (a) Election of Directors.

             (i) Subject to the terms hereof, ACI Capital America Fund, LP ("ACI"), as designee of the holders of the Series B Preferred Stock, shall have the right (which right, together with the other rights of ACI set forth in this Section 4(a), may be assigned to ACI Capital Co., Inc. or an affiliate thereof), at any time on or after the day after the first date of the issuance of Series B Preferred Stock (the "Issuance Date"), to elect two directors (in addition to the directors elected by holders of Common Stock or any other capital stock of the Corporation).

             (ii) Any director elected by ACI shall be referred to herein as a "Series B Preferred Director." The initial terms of the two directors to be appointed pursuant to Section 4(a)(i) will commence upon their election by ACI and shall expire at the 2001 annual meeting of stockholders of the Corporation. Upon expiration of the initial terms of such Series B Preferred Directors, so long as the Series B Preferred Stock is outstanding, ACI shall have the right, subject to Section 4(a)(vi), to elect two Series B Preferred Directors to replace such directors in the same manner described above in Section 4(a)(i). A Series B Preferred Director so elected shall hold office for a term expiring at the next annual meeting of stockholders following the election of such director. Notwithstanding the foregoing, a Series B Preferred Director elected under
Section 4(a)(i) shall serve until such Series B Preferred Director's successor is duly elected and qualified or until such director's earlier removal as provided in Section 4(a)(iii) or death or resignation and, in the event a vacancy occurs, a replacement Series B Preferred Director shall be selected as provided in Section 4(a)(i).

             (iii) A Series B Preferred Director may be removed by, and shall not be removed except by, the vote of ACI.

             (iv) The Corporation shall at all times reserve and keep available a sufficient number of vacant seats on the Board of Directors solely for the purpose of enabling the ACI to designate Series B Preferred Directors as provided in this Section 4(a).

             (v) Each Series B Preferred Director shall be entitled to receive from the Corporation director fees, fees for committee membership (if applicable) and expense reimbursements consistent with the Corporation's established policies for compensating its other outside directors.

             (vi) The right of ACI to elect two directors pursuant to this
Section 4(a) shall terminate at such time as the initial holders of Series B Preferred Stock and their affiliates (as such term is defined in Rule 501 under the Securities Act of 1933) no longer hold in the aggregate at least 25% of the initially issued shares of Series B Preferred Stock and at such time the term of any Series B Preferred Director shall immediately terminate.

         (b) Certain Corporate Actions.

             Until such time as the initial holders of Series B Preferred Stock and their affiliates (as such term is defined in Rule 501 under the Securities Act of 1933) no longer hold in the aggregate at least 25% of the initially issued shares of Series B Preferred Stock the Corporation shall not, and shall not permit any of its subsidiaries to, without first obtaining the prior written approval of ACI (which right to consent may be assigned to ACI Capital Co., Inc. or an affiliate thereof):

         (i) redeem or repurchase any securities other than the redemption of shares of Series B Preferred Stock in accordance with the terms hereof;

         (ii) issue any securities other than (A) Junior Stock that is not Redeemable Stock or (B) a Permitted Issuance (as defined in
               Section 8(a));

         (iii) incur, or allow any subsidiary to incur, indebtedness for borrowed money including, without limitation, any capitalized lease obligations, accounts receivable financing or other asset-backed financing, any guarantee or other similar contingent obligation or any lease financing (whether a capitalized lease, operating lease, pursuant to a sale leaseback arrangement or otherwise), which would cause the Corporation's ratio of the aggregate amount of such included items of indebtedness on any date to Consolidated EBITDA for the most recently ended 12 full months prior to such date to exceed 3.5, but excluding the incurrence of indebtedness the proceeds of which are intended to be and are immediately used to redeem all of the outstanding shares of Series B Preferred Stock and to repurchase all of the outstanding Warrants in accordance with the terms thereof. All issued and outstanding shares of preferred stock (valued at the amount of the liquidation preference of such preferred stock) shall be included in the Corporation's aggregate indebtedness for purposes of calculating said ratio;

                   For purposes of this Section 4(b)(iii), "Consolidated EBITDA"
               means, with respect to any period, the consolidated earnings before interest, taxes, depreciation and amortization for the Corporation and its consolidated subsidiaries for such period, determined in accordance with generally accepted accounting principles, consistently applied;

         (iv) declare or pay or set aside for payment any dividend or distribution or other payment (other than under the Rights Agreement or a dividend or distribution paid solely in shares of Common Stock or other Junior Stock that is not Redeemable Stock upon the Common Stock or upon any other Junior Stock);

         (v) engage in any transaction with an affiliate, director or officer of the Corporation or any of its subsidiaries; provided, however, that the consent of ACI required by this Section 4(b)(v) shall not apply to any compensation or severance arrangements with affiliates, directors or officers of the Corporation except for any proposed arrangement that would result in the increase of Gilbert D. Raker's annual compensation (excluding stock options) in any one year by more than $500,000 or would provide for any severance payment to Mr. Raker in an amount in excess of $500,000 more than the severance to which he would be entitled to receive as of the Issuance Date or to inter-company loans, guarantees or management charges by the Company to its wholly-owned subsidiaries;

         (vi) create an executive or other committee of the Board of Directors of the Corporation or any subsidiary or adopt rules governing the election of members of such committee;

         (vii) authorize or permit the purchase by the Corporation or any of its subsidiaries of assets or of equity or other interests in any other entity in one or a series of transactions if: (i) the Corporation's and its subsidiaries' investments in such assets or equity exceed 50 percent of the total assets of the Corporation and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or (ii) the increase in the Corporation's and its subsidiaries' income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles as a result of the purchase of such assets or equity exceeds 50 percent of such income of the Corporation and its subsidiaries consolidated for the most recently completed fiscal year;

         (viii) authorize or permit the assignment, transfer, conveyance, lease or other disposal of any of the material properties or assets of the Corporation or its subsidiaries other than sales of inventory in the ordinary course of business if: (i) the aggregate fair market value of such transferred material properties or assets exceeds 50 percent of the fair market value of the total assets of the Corporation and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or (ii) the Corporation's and its subsidiaries' income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles derived from such transferred material properties or assets exceeded 50 percent of the total such income of the Corporation and its subsidiaries consolidated for the most recently completed fiscal year;

         (ix) engage in any liquidation, dissolution, voluntary bankruptcy or similar events;

         (x) adopt any amendment, alteration or change to the Corporation's Certificate of Incorporation (including any Certificate of Designation made a part thereof) or Bylaws that would adversely affect the rights, privileges or preferences of the holders of the Series B Preferred Stock or the Warrants;

         (xi) change in any material respect the nature of the business of the Corporation and its subsidiaries taken as a whole, which business is to provide materials and services to the electronics and semi-conductor industries; or

         (xii)  agree to do any of the foregoing.

         (c) Voting with Common Stockholders. Except with respect to the right of holders of Common Stock to vote for members of the Board of Directors or as otherwise required by law, each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to (i) the number of shares of Common Stock into which such shares of Series B Preferred Stock theoretically would be converted on the record date for the vote or consent of stockholders or, if no record date is established, at of the date such vote is taken or any consent of stockholders solicited, were each share of Series B Preferred Stock convertible into the number of shares of Common Stock determined by dividing the Stated Value, by a presumed current market price per share of $10.00 (subject to equitable adjustments from time to time for any stock splits, reverse stock splits, stock dividends, reorganizations or other recapitalizations), minus (ii)
(A) the aggregate number of shares of Common Stock, if any, that have been issued as of the applicable record date of any given vote or consent pursuant to the exercise of Warrants (as adjusted for stock splits, reverse stock splits, stock dividends and similar events) multiplied by (B) a fraction, the numerator of which is the number of shares of Series B Preferred Stock held by such holder and the denominator of which is the total number of shares of Series B Preferred Stock outstanding, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Corporation's Bylaws and applicable law and shall vote with holders of the Common Stock upon any matter submitted to a vote of stockholders, except for the elections of directors and those matters required by law or this Certificate of Designation to be submitted to a class vote. Fractional votes by the holders of Series B Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder theoretically could be converted under this Section 4(c)) shall be rounded down to the nearest whole number.

         (d) Conflict with By-Laws. In the event of a conflict or inconsistency between the By-Laws of the Corporation and any term of this Certificate of Designation, including, but not limited to this Section 4, the terms of this Certificate of Designation shall prevail.

     5.  REDEMPTION.

         (a) Mandatory Redemption. On the fifth anniversary of the Issuance Date, the Corporation shall redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock for a per share redemption price consisting of cash in an amount equal to the Stated Value of such share, plus any accrued but unpaid dividends on such share.

         (b) Optional Early Redemption. At any time prior to the fifth anniversary of the Issuance Date, the Corporation, at its sole option, may redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock for a per share redemption price consisting of cash in an amount equal to the Stated Value of such share, plus any accrued but unpaid dividends on such share, plus a prepayment penalty equal to a percentage of the aggregate Stated Value of the shares being redeemed, based on the following chart:

                      Date of Redemption                     Prepayment Penalty
                      ------------------                     ------------------
         On or prior to 1st Anniversary of Issuance Date             5%

         After 1st Anniversary of Issuance Date and on or
         Prior to 2nd Anniversary of Issuance Date                   4%

         After 2nd Anniversary of Issuance Date and on or
         Prior to 3rd Anniversary of Issuance Date                   3%

         After 3rd Anniversary of Issuance Date and on or
         Prior to 4th Anniversary of Issuance Date                   2%

         After 4th Anniversary of Issuance Date and on or
         Prior to 5th Anniversary of Issuance Date                   1%




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



         (c) Redemption Upon Change of Control.

             (i) If a Change of Control occurs, then the Corporation, subject to the holders' right to override provided below, shall redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock for a per share redemption price consisting of cash in an amount equal to the Stated Value of such share, plus any accrued but unpaid dividends on such share, such redemption to occur not less than 10 nor more than 30 days following the date of the Change of Control Notice (defined below) and in the event of a Change of Control described in paragraphs (C), (D) and (E) of the definition of "Change of Control" below, on or prior to the date of the Change of Control. At least 20 days prior to the occurrence of any Change of Control or, if such early notice is not reasonably practicable, then as many days prior to or as soon after the occurrence of such Change of Control as is reasonably practicable, the Corporation shall send written notice of such occurrence to each holder of shares of Series B Preferred Stock by mail, overnight courier or personal delivery (the "Change of Control Notice"). The Change of Control Notice shall state the nature and salient terms of the Change of Control, and shall inform such holder of the pending redemption of such holder's shares of Series B Preferred Stock and its right to elect to override the Corporation's redemption obligation pursuant to the following sentence. In the event that, within 10 days following the date of the Change of Control Notice, the holders of record of a majority of the outstanding shares of Series B Preferred Stock send written notice to the Corporation of their election to override the Corporation's redemption obligation under this Section 5(c), then the Corporation shall not redeem any of the outstanding shares of Series B Preferred Stock pursuant to this Section 5(c) by reason of the occurrence of the Change of Control identified in the Change of Control Notice. In such event, however, this Section 5(c) shall continue to apply with respect to any future Change(s) of Control.

             (ii) For the purposes of this Section 5(c), "Change of Control" means the occurrence of one or more of the following events:

                  (A) any person or entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of persons or entities (in each case, a "Beneficial Owner"), in a single transaction or through a series of related transactions, shall have become the beneficial owner of a majority (by voting power or otherwise) of the securities of the Corporation ordinarily having the right to vote in the election of directors;

                  (B) during any consecutive three-year period commencing on or after the Issuance Date, individuals who at the beginning of such period constituted the Board of Directors (together with any directors who are members of such Board Directors on the Issuance Date, any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

                  (C) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Corporation to any Beneficial Owner (other than any wholly owned subsidiary of the Corporation);

                  (D) the merger or consolidation of the Corporation with or into another corporation or the merger of another corporation into the Corporation with the effect that immediately after such transaction any Beneficial Owner shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors; or

                  (E) the adoption of a plan leading to the liquidation or dissolution of the Corporation.

         (d) Redemption Upon Triggering Event. In the event of the occurrence of any Triggering Event set forth in Section 6, then on any date following the occurrence of such Triggering Event, each holder of shares of Series B Preferred Stock may require that the Corporation redeem all, but not less than all, of such holder's outstanding shares of Series B Preferred Stock for a per share redemption price consisting of cash in an amount equal to the Stated Value of such share, plus any accrued but unpaid dividends on such share, payable at the holder's option.

         (e) Notice of Redemption. Notice of redemption pursuant to Section 5(a) or (b) shall be given by the Corporation by first class mail, postage prepaid, mailed not less than 15 nor more than 45 days prior to the redemption date to such holder's address as the same appears on the books of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series B Preferred Stock to be redeemed; (iii) the subsection of this Section 5 pursuant to which shares are to be redeemed; (iv) the amount of cash constituting the redemption price and the formula for determination of the redemption price; (v) the place or places where certificates for such shares of Series B Preferred Stock are to be surrendered for payment of the redemption price; and (vi) that dividends on the shares of Series B Preferred Stock to be redeemed will cease to accrue on the redemption date.

         (f) Cessation of Dividends on Shares of Series B Preferred Stock Redeemed; Shares No Longer Outstanding. Notice having been mailed pursuant to
Section 5(e), from and after the close of business on the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price), dividends on the shares of Series B Preferred Stock redeemed shall cease to accrue, and the shares of Series B Preferred Stock redeemed shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease.

         (g) Status of Redeemed Shares of Series B Preferred Stock. Any shares of Series B Preferred Stock which have been redeemed shall be retired and thereafter have the status of authorized but unissued shares of preferred stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors or a duly authorized committee thereof.

     6.  TRIGGERING EVENTS.

         Any of the following actions or events shall constitute a "Triggering Event" for purposes hereof:

         (a) Failure to Redeem. The Corporation shall fail to redeem any Series B Preferred Stock when required in accordance with Section 5 or shall otherwise fail for any reason to comply with any other term of Section 5 hereof.

         (b) Failure to Pay Dividends. The Corporation shall fail to pay any dividend on any Series B Preferred Stock on any Dividend Payment Date in accordance with Section 2 for any reason, including but not limited to, that such payment is prohibited by applicable law or any loan document to which the Corporation is a party (including without limitation the PNC Loan Agreement) or the Board of Directors elects not to declare or pay such dividend, or shall otherwise violate any term of Section 2 and such failure shall not be cured within a period of 30 days after such Dividend Payment Date or violation. Notwithstanding the above, the first three such failures to pay dividends shall not constitute a Triggering Event.

         (c) Failure to Obtain Consent. The Corporation shall enter into any transaction or take any action required to be consented to by any party pursuant to Section 4(b) without obtaining the requisite consent.

         (d) Warrant Agreement. The Corporation shall (i) fail for any reason to issue Common Stock as required under the Warrants upon exercise of any Warrant then held by any of the holders of Series B Preferred Stock or any of their respective affiliates; or (ii) so long as any holders of Series B Preferred Stock or any of their respective affiliates hold Warrants, fail to make any anti-dilution adjustment required thereunder and such failure to make such adjustment shall continue for a period of 30 days after notice from any affected holder of Series B Preferred Stock.

         (e) Registration Rights Agreement. The Corporation shall fail in any material respect to comply with the Registration Rights Agreement dated as of the Issuance Date, among the Corporation and the parties listed on Exhibit A thereto as "Purchasers" and their permitted successors and assigns, and such failure shall continue for a period of 30 days after notice from any such holder.

         (f) Preferred Stock Purchase Agreement. The Corporation shall fail to comply with any of its covenants or agreements under the Preferred Stock Purchase Agreement and such failure shall continue for a period of 30 days after notice from the Purchasers (as defined in the Preferred Stock Purchase Agreement) or the representations made under Sections 4.01 (Organization) (first sentence only), 4.02 (Capitalization), 4.03 (Authorization, etc.) or 4.04(a) (Consents and Approvals) of the Preferred Stock Purchase Agreement shall prove to have been incorrect or misleading in any material respect when made pursuant thereto or any other material representation made under the Preferred Stock Purchase Agreement shall prove to have been incorrect or misleading in any substantial material respect when made.

         (g) Rights Agreement. The occurrence of any event that shall cause any person or entity to be deemed an "Acquiring Person" or constitute a "Triggering Event" under that certain Rights Agreement dated as of June 15, 1999, between the Corporation and Continental Stock Transfer & Trust Company, Rights Agent (the "Rights Agreement").

         (h) Nasdaq Listing. The Common Stock of the Corporation at any time shall fail to be quoted on the Nasdaq Stock Market or other National Stock Exchange.

     7.  REMEDIES.

         (a) Upon the occurrence and during the continuance of any Triggering Event, the Dividend Rate on all outstanding Series B Preferred Stock shall be increased as provided in Section 2 without any action on the part of any holder of the Series B Preferred Stock or the Corporation.

         (b) Upon the occurrence of any Triggering Event, each holder of shares of Series B Preferred Stock shall have the option to require that the Corporation redeem such shares in accordance with Section 5(d).

         (c) The Corporation stipulates that the remedies at law of each holder of Series B Preferred Stock in the event of any Triggering Event or threatened Triggering Event or otherwise or other failure in the performance of or compliance with any of the terms hereof are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise without requiring any holder to post a bond or other security except to the extent required by applicable law.

         (d) Any holder of Series B Preferred Stock shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with any Triggering Event or enforcement by such holder of any obligation of the Corporation hereunder.

         (e) No failure or delay on the part of any holder of Series B Preferred Stock in exercising any right, power or remedy hereunder or under applicable law or otherwise shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or thereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or otherwise.


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

     8.  PREEMPTIVE RIGHTS.

         (a) In the event (and on each occasion) that, after the date hereof, the Corporation shall decide to undertake an issuance of additional shares of Common Stock or any rights, warrants or options to purchase Common Stock or any securities convertible into Common Stock ("New Securities"), other than a Permitted Issuance (as defined below), the Corporation shall give each holder of the Series B Preferred Stock written notice (an "Offer Notice") of the Corporation's decision, describing the type and amount of New Securities to be issued, the price per share at which the New Securities are to be issued, and the general terms upon which the Corporation has decided to issue the New Securities. Each holder of the Series B Preferred Stock shall have thirty (30) days from the date on which the Corporation shall give the written Offer Notice to agree to purchase such New Securities for the price per share and upon the general terms specified in the Offer Notice, and in compliance with Section 8(c) hereof, by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased by such holder of the Series B Preferred Stock. If, in connection with such a proposed issuance of New Securities, a holder of the Series B Preferred Stock shall for any reason fail or refuse to give such written notice to the Corporation within such period of thirty (30) days, such holder of the Series B Preferred Stock shall, for all purposes of this Section 8, be deemed to have refused (in that particular instance only) to purchase any of such New Securities and to have waived (in that particular instance only) all rights of such holder under this Section 8 to purchase any of such New Securities.

         "Permitted Issuance" shall mean (i) the issuance of shares of Common Stock pursuant to an underwritten public offering; (ii) the issuance of shares of Common Stock upon an exercise of Warrants; (iii) the issuance of shares of Common Stock pursuant to the Stock Option Plan; (iv) the issuance of up to 100,000 shares of Common Stock in connection with the Company's acquisition of the assets of Advanced Packaging Concepts, Inc.; (v) the issuance of New Securities to any one or more persons or entities which, following such issuance, together with their affiliates, hold collectively less than five percent (5%) of the Fully Diluted Outstanding shares of Common Stock; and (vi) the issuance of up to a total of 60,000 shares of Common Stock pursuant to warrants issued to VM Equity Partners, Inc. and Rodman and Renshaw as finders fees in connection with the transactions related to this Certificate of Designation.

         (b) In the event that a holder of the Series B Preferred Stock shall fail or refuse to exercise in full their preemptive rights within said thirty
(30) day period, the Corporation shall have forty-five (45) days thereafter to sell the quantity of New Securities which such holder of the Series B Preferred Stock did not agree to purchase pursuant to Section 8(c), at a price per share and upon general terms no more favorable to the purchasers thereof than specified in the Corporation's Offer Notice to the holder(s) of the Series B Preferred Stock. In the event the Corporation has not sold the New Securities within said period of forty-five (45) days, the Corporation will not thereafter issue or sell any New Securities without first offering such securities to the holder(s) of the Series B Preferred Stock in the manner provided by the foregoing provisions of this Section 8.

         (c) Each holder of the Series B Preferred Stock shall be entitled to purchase the number of shares of New Securities equal to the product obtained by multiplying the total number of New Securities proposed to be issued by a fraction, the numerator of which is the sum of (i) the number of shares of Common Stock which such holder would be entitled to receive if such holder's shares of Series B Preferred Stock theoretically were converted into Common Stock on the date of the issuance of the New Securities at the rate described in
Section 4(c), plus (ii) the number of shares of Common Stock which may be acquired by such holder of the Series B Preferred Stock upon full exercise of such holder's Warrants, and the denominator of which is the total number of Fully Diluted Outstanding (as defined below) shares of Common Stock immediately prior to the issuance of the New Securities.

         "Fully Diluted Outstanding" shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all shares of Common Stock outstanding at such date and all shares of Common Stock issuable in respect of options or warrants to purchase, or securities convertible into, shares of Common Stock outstanding on such date which would be deemed outstanding in accordance with generally accepted accounting principles in the United States of America as in effect at the time for purposes of determining book value or net income per share.

         (d) Notwithstanding the foregoing, preemptive rights may not be assigned to any transferee if the exercise of such right by the transferee would, in the reasonable judgment of the Board of Directors of the Corporation after consultation with counsel to the Corporation, make an exemption from the registration requirements of the Securities Act of 1933, or applicable state securities laws, with respect to the offer and sale of the New Securities, unavailable.

         (e) The Corporation will not, at any time after the effective date of this Agreement, enter into any agreement or contract (whether written or oral) which is inconsistent in any respect with the preemptive rights granted by the Corporation to the holder(s) of the Series B Preferred Stock pursuant to this
Section 8.

     9.  NO TRANSFERS TO COMPETITORS.

         No holder of Series B Preferred Stock shall at any time sell, assign, encumber, hypothecate, pledge, convey in trust, gift or transfer by bequest, or otherwise effect a transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly (other than in a sale to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933) any shares of Series B Preferred Stock to any person or entity that such holder knows, after reasonable inquiry, is engaged in a business that competes in any material way with the business of the Corporation or any of its subsidiaries (other than a holder of less than 5% of the public securities of any such person or entity).


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